Exhibit 10.3

THIS CONFIDENTIAL INFORMATION, NON-DISCLOSURE, NON-COMPETITION, NON-SOLICITATION and RIGHTS TO INTELLECTUAL PROPERTY AGREEMENT (hereinafter the “Agreement”), dated as of the later of the signature dates below by and between Graham Miao, who currently resides at [ ] (“Employee”), and PDI, Inc., a New Jersey corporation, having its principal place of business at Morris Corporate Center 1-Building A/B, 300 Interpace Parkway, Parsippany, New Jersey 07054 (“Employer” or “PDI”).
WHEREAS, Employer is about to employ Employee in a position of trust and confidence to aid Employer in its Business (as hereinafter defined);
WHEREAS, Employer desires to receive from Employee a covenant not to disclose certain information relating to Employer’s Business and certain other covenants;
WHEREAS, as a material inducement to Employer to employ Employee, and to pay the salary and other remuneration and provide benefits to Employee to be paid/provided by PDI, Employee has agreed to such covenants; and
WHEREAS, Employer and Employee desire to set forth, in writing, the terms and conditions of their agreements and understandings with respect to such covenants.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, agree as follows:

1.
Business.    PDI is a leading provider of integrated multi-channel promotional outsource services, which includes (outsourced) Dedicated Sales Teams, Shared Sales Teams, Clinical Educator Teams and Medical Science Liaison Teams, Marketing Services Segment and Product Commercialization Services, as well as other promotional services including tele-detailing, digital promotion including e-detailing, medical education and clinical educators throughout the United States of America for the pharmaceutical industry, as well as nutritional, diagnostic and other healthcare providers which services also include research and development activities (the “Business”). The Business is highly competitive and specialized involving highly sensitive information.

2.
Term of Agreement.    This Agreement shall continue in full force and effect for the duration of Employee’s employment with PDI; provided, however, that after the termination of Employee’s employment with PDI this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

3.
Employer.    As used herein, the terms“PDI” and “Employer” shall also include any business entity, which is at any time the parent ora subsidiary of PDI or any corporation or other entity, or which is an affiliate of PDI by virtue of common (although not identical) ownership, and for which Employee is providing services in any form during his/her employment with PDI or any such other corporation or entity including, but not limited to, Group DCA, L.L.C. (a foreign limited liability company qualified to do business in New Jersey) and Interpace BioPharma, L.L.C., a domestic New Jersey limited liability company.

4.
Notices.    Any notice required to, or permitted to, be given hereunder shall be sufficient if in writing (a) delivered personally, (b) sent by first class certified mail, return receipt requested, postage and fees prepaid, or (c) sent by prepaid overnight delivery service, to the parties at the following addresses (or at such other addresses as shall be specified by the parties in a like notice):

If to Employer:        PDI, Inc.
Morris Corporate Center I
Building A/B
300 Interpace Parkway
Parsippany, New Jersey 07054
Attn.:    Human Resources

If to Employee:	Notices to the Employee should be sent to the address indicated on page 1 of this document.

All notices shall be deemed to have been given upon receipt if delivered personally, or by recognized overnight courier, or five (5) days after mailing, if mailed.

5.
Confidential Information, Non-Disclosure.    The Employee understands and recognizes that his/her position with the Employer will afford the Employee substantial access to Confidential Information (as that term is defined below), the unauthorized use, disclosure and/or publication of which would cause the Employer to suffer substantial damage to and interfere with the current or contemplated Business of the Employer and may cause irreparable injury to Employer. The Employee further understands and recognizes, therefore, that it is in the Employer’s legitimate business interest to restrict the Employee’s use of Confidential Information for any purposes other than the discharge of Employee’s duties at the Employer in furtherance of the Business, and to limit any potential appropriation of Confidential Information by the Employee for the benefit of the Employer’s competitors and to the detriment of the Employer. Accordingly, the Employee agrees as follows:

a.
During and after the Employee’s employment with the Employer, the Employee will not, without the prior written consent of the Employer, or as may otherwise be required by law or legal process, communicate or disclose to any other person or company, nor use for the Employee’s own personal benefit, except as may be necessary in the performance of the Employee’s duties as an employee of the Employer, any Confidential Information disclosed to him or her or of which the Employee becomes aware or develops or is given access to by reason of the Employee’s employment or association with the Employer.

b.
The term “Confidential Information” means any and all data and information relating to the Employer and/or its Business (whether or not it constitutes a trade secret) or data and information received by the Employer from third parties including, but not limited to clients and business partners in confidence (or subject to a Non-Disclosure covenant), which is, or has been, disclosed to the Employee or of which the Employee became or becomes aware as a consequence of his or her employment relationship with the Employer and which has value to the Employer and is not generally known by its competitors including, but not limited to, information concerning PDI’s integrated multi-channel promotional services, other promotional services including teledetailing, digital promotions including e-detailing, medical education and clinical coordinators, digital network systems, business and marketing plans, long range goals and objectives, assets and liabilities, technical and engineering methodology, processes, and/or know how, research and development activities, products, computer software and programs, marketing data, discounts and pricing, functional specifications and financial or business affairs of the Employer relating to services, clients, client lists, employees or employee compensation projections, plans/development, accounting and marketing studies or analysis, and information of third parties, which the Employer is required to maintain as confidential. Confidential Information shall not include any data or information that has been disclosed voluntarily to the public by the Employer (except when such public disclosure has been made by the Employee or some other person without authorization from the Employer), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful and legitimate means.
The Employee hereby expressly agrees that Confidential Information is the exclusive property of the Employer, to be held by the Employee in trust and solely for the Employer’s benefit and shall not be used by the Employee or disclosed by the Employee to others, either during or after the Employee’s employment, without the Employer’s advance written consent or except where required for the Employee to properly perform the Employee’s job duties for the Employer. This promise is binding on the Employee regardless of the reason(s) for the termination of the Employee’s employment. The Employee further agrees to comply with all rules, policies and procedures established by the Employer from time-to-time, which are designed to protect and ensure the continued confidentiality of the Confidential Information.

c.
The Employee understands and agrees that upon termination of the Employee’s employment with the Employer, the Employee will not take with him/her, or retain without written authorization from the Employer, any documents, files or other property of the Employer, and the Employee will promptly return to the Employer any such documents, files or property in his/her possession or control, including all copies, extracts, reproductions or notes, as may have been made by or on behalf of the Employee. If the Employee has stored Confidential Information on any personal desktop or laptop devices, Personal Digital Assistants (“PDAs”), mobile/smart phones, external hard drives, “flash” or similar USB storages devices, Fire Wire storage devices, digital music players, digital tapes, floppy diskettes, CDs, DVDs, memory cards, zip diskettes, as well as maintained in personal e-mail accounts (including web based e-mail accounts such as Hotmail, Gmail, Yahoo, etc.) and other electronic or online communications applications, such as text messaging, social media networks (i.e. Facebook, Linked In, My Space, etc.), chat rooms and similar environments and all other media, which can be utilized to store or transmit electronic data and communications (regardless of whether the media utilized is owned by the Employer, the Employee or a third party, or where the media is located) then the Employee must make those devices available to the Employer or provide access to those accounts or communications in order to enable the Employer to search for such Confidential Information and to remove and/or make complete copies of the media/communications and all information stored.

Employee acknowledges and agrees that this list is not comprehensive and includes technological advancements in methods, devices and locations for storing and communicating data that could include Confidential Information covered by this provision. For this purpose, the Employee agrees that he/she has no expectation of privacy with respect to the various media and communications referred to above.
In connection with this Agreement, the Employee recognizes that all documents, files and property, which Employee has received and will receive from the Employer including, but not limited to, handbooks, memoranda, policy manuals, product specifications and other materials, with the exception of documents relating to benefits to which the Employee might be entitled to, following the termination of his/her employment with the Employer, are for the exclusive use of the Employer and employees discharging their responsibilities on behalf of the Employer, and that the Employee has no claim or right to the continued use, possession or custody of such material following the termination of his/her employment with Employer.
If Employee becomes legally compelled (by deposition, Interrogatory, request for documents, Subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Employee shall provide Employer with prompt written notice of such requirement so Employer may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Paragraph 5 of this Agreement. If such protective order or other remedy is not obtained, or Employer waives compliance with the provisions of this Paragraph 5, Employee agrees to furnish only that portion of the Confidential Information, which he/she is advised by written opinion of legal counsel is legally required and to exercise best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

6.
Non-Solicitation.    Except as otherwise approved in writing by Employer, Employeeagrees that Employee will not, directly or indirectly, with or through any family member, or former directors, officers or employees of Employer, or acting alone or as a member of a partnership or limited liability company or as an officer, holder of or investor in as much as five (5%) percent of any security of any class, director, employee, consultant or representative of any corporation or other business entity (i) at any time whilst engaged as an employee of the Employer, and for a period of 1 year following termination as an employee, interfere with, or seek to interfere with the relationship or otherwise alter, limit or terminate such relationship between the Employer and the following: (a) any of the employees of the Employerat any time within 6 months prior to the cessation of Employee’s employment with the Employer, such as inducing or attempting to induce any employee to leave employment with the Employer or hire any such employee; (b) any of the customers or clients of the Employer then existing or existing at any time within6 months prior to the cessation of Employee’s employment with the Employer with which Employee personally had contact or access to Confidential Information about, or (c) any of the suppliers or licensees of the Employer, then existing or existing at any time within 6 months prior to cessation of the Employee’s employment with the Employer.

7.
Non-Competition.    It is recognized and understood by the parties hereto that Employee, through Employee’s association with the Employer as an Employee, shall acquire a considerable amount of knowledge and goodwill with respect to the Business of the Employer, as well as access to the Employer’s clients, which knowledge, goodwill and relationships are extremely valuable to Employer and which would be extremely detrimental to Employer if used by Employee to compete with Employer. It is therefore understood and agreed to by the parties hereto that because of the nature of the Business of the Employer, it is necessary to afford fair protection to Employer from competition by Employee. Consequently, as a material inducement to employ Employee, Employee covenants and agrees that he/she will not, directly or indirectly, with or through any family member, or former director, officer or employee of Employer, or acting alone or as a member of a partnership or limited liability company, or as an officer of or investor in as much as five (5%) percent of any security of any class, director, employee, consultant or representative of any corporation or other business entity (i) at any time while engaged as an employee of the Employer, and for a period of 1 year following cessation as an employee for any reason, whether at the insistence of either the Employer or Employee, own, manage operate, control, consult with, or be employed by or with any person, firm, partnership, association, corporation or other business entity which competes with the Employer or performs services which are substantially similar to the Employer’s in the biopharmaceutical or medical devices and diagnosis industries (including, but not limited to provision of any dedicated sales teams, shared sales teams,clinical teams or any combination of teams) in any State in which the Employee worked, provided services or performed employment duties for the Employer during the Employee’s last 1 year of employment with the Employer or any commercialization provider serving the biopharmaceutical, medical devices and/or diagnostic industries that directly compete with a product or which Employee worked, performed services or performed employment duties for the Employer during the Employee’s last year of employment with the Employer.

8.
Rights to Intellectual Property.    All inventions, improvements, modifications, ideas, styles, trade names and the like, whether or not reduced to writing or stored electronically or otherwise and whether or not protectable by patent, trademark, copyright or other intellectual property law, which relate or are susceptible for use directly or indirectly in the Employer’s Business that are originated in whole, or in part, by Employee (alone or jointly with others) during his/her term of employment with the Employer, irrespective of whether they were conceived, developed, suggested or perfected (i) during the Employee’s regular working hours, (ii) with the use of Employer’s time, materials or facilities or (iii) within one (1) year following the termination of Employee’s employment with Employer or otherwise attributable to Employee’s employment with Employer shall become and remain the exclusive property of the Employer. If any one or more of the aforementioned are deemed in any way to fall within the definition of “work made for hire,” as such term is defined in 17 U.S.C. §101, such work shall be considered a “work made for hire,” the copyright of which shall be owned solely by, or assigned or transferred completely and exclusively to Employer. At the request and expense of the Employer, the Employee shall cooperate with the Employer, in applying for, prosecuting, and obtaining patent, trademark, service mark, trade name and copyright registrations in the name of the Employer.
The Employee shall promptly disclose, grant and assign ownership to the Employer, for its sole use and benefit any and all inventions, improvements, information and copyrights (whether patentable or not), which he/she may develop, acquire, conceive or reduce to practice, while employed by the Employer (whether or not during usual working hours) together with all patent applications, letters, patent, copyrights and reissues thereof, that may at any time be granted for or upon any such invention, improvement or information; provided, however, that Employee shall own any invention, which Employee can demonstrate has no relationship to the Business, and which was neither conceived, nor made by use of any of the time, facilities or materials of the Employer. In connection therewith:

(i)
The Employee shall without charge, but at the expense of the Employer, promptly at all times thereafter execute and deliver such applications, assignments, descriptions and other instruments, as may be reasonably necessary or proper in the opinion of the Employer to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Employer, and to enable it to obtain and maintain the entire right and title thereto through the word; and

(ii)
The Employee shall render to the Employer at its expense (including reimbursement to the Employee of reasonable out-of-pocket expenses incurred by the Employee and a reasonable payment for the Employee’s time involved in case he/she is not then in its employ) all such assistance as it may require in the prosecution of applications for said patents, copyright or reissues thereof, in the prosecution, or defense of interferences, which may be declared involving any said applications, patents or copyrights and in any litigation in which the Employer may be involved relating to any such patents, inventions, improvements or technical improvements.

In the event that the Employer is unable to, after reasonable effort, secure the Employee’s signature on any document(s) needed to apply for or secure any copyright or patent, for any reason whatsoever, Employee hereby designates the Employer, and its duly authorized officers and agents, as Employee’s agent and attorney-in-fact to execute and file any such application(s), and to perform all other legally permitted acts to further the prosecution and issuance of copyrights and patents, or similar protection thereon, which shall have the same legal form and effect as if executed by Employee.
Employee hereby represents and warrants that Employee has fully described to Employer on Schedule A appended hereto any idea, invention, product, improvement, computer software program or other equipment or technology related to the Business of the Employer (“Inventions”), not covered in this Paragraph 8, which prior to his/her employment with the Employer, Employee conceived of or developed, wholly or in part, and in which Employee has any right, title or proprietary interest, and whether directly related to Employer’s Business, but which has not been published or filed with the United States Patent or Copyright offices or assigned or transferred to Employer. If there is no such Schedule A, Employee represents that Employee has made no such Inventions at the time of signing this Agreement or Employee hereby assigns such Inventions to Employer.
With respect to this Paragraph 8, it is agreed and acknowledged that during the Employee’s employment, Employer may enter other lines of business, which are related or unrelated to its current line of business, in which case this Agreement would be expanded to cover such new lines of business.
In the event that the Employer gives written notice to the Employee that the Employer elects not to apply for a patent in a jurisdiction for an item above, which is patentable then Employee may, at his or her own cost and expense, apply for a patent therefor inhisor her own name in such jurisdiction.

9.	Reasonableness of Restrictions.

a.
Employee has carefully read and considered the provisions of Paragraphs 5 through 8 hereof, and having done so agrees that the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of the Employer, its stockholders, directors, officers and employees and that the Employer would not have entered into this Agreement in the absence of such restrictions and that any violation of any provisions of Paragraphs 5 through 8 will result in irreparable injury to the Employer. Employee further represents and acknowledges that (i) Employee has been advised by the Employer to consult his/her counsel prior to execution and delivery of this Agreement, and (ii) that the Employee has had full opportunity, prior to execution and delivery of this Agreement, to review thoroughly this Agreement with his/her counsel.Employee further understands and agrees that the Employer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefit, arising from any violation of Paragraphs 5 through 8, whic

h rights shall be cumulative, and in addition to any other rights or remedies to which the Employer may be entitled hereunder or now or hereafter existing in law or equity. No delay or omission by a party hereto in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

b.
To the extent any portion of any provision of this Agreement is held to be invalid or unenforceable, the language shall be construed by limiting and/or reducing it so as to be enforceable to the extent compatible with applicable law. All remaining provisions and/or portions thereof shall remain in full force and effect.

10.
Binding Effect.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by, Employer and its successors and assigns, and shall be binding upon and inure to the benefit of and be enforceable by the Employee and his or her estate, heirs, administrators and legal representatives. This Agreement is not assignable by Employee but is assignable by Employer to any successor to all, or substantially all, of its Business, assets or other reorganization to which it may become a party, provided that, such assignee assumes all of the obligations of the Employer hereunder.

11.	Entire Agreement and Amendment.
This Agreement, together with its attachment and any other collateral agreements executed in connection herewith contain the entire agreement between the Employer and Employee with respect to the restrictive covenants set forth in Paragraphs 5 through 8hereof and supersedes all prior agreements, written or oral, with respect thereto. This Agreement cannot be changed, modified, extended or terminated, except upon written amendment executed by Employee and executed on the Employer’s behalf by a duly authorized officer.
Nothing in this Agreement shall be construed as giving the Employee any right to be retained by the Employer, or as changing or modifying the “at will” nature of the Employee’s employment with the Employer. This means that the Employee’s employment with the Employer may be terminated, at any time by either party, without notice or reason.

12.
Governing Law, Consent to Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions.Any claim arising out of, or relating to this Agreement including, without limitation, any action commenced by Employer for preliminary and permanent injunctive relief or other equitable relief, shall be instituted in state court in the State of New Jersey, and each party agrees not to assert by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter, hereof may not be enforced in or by such court. Each party further irrevocably submits to the exclusive jurisdiction of such court in any such claim.

Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered mail, return receipt requested, mailed to such party as provided herein. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

13.
Usage.        All pronouns and any variations thereof referred to in the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in the Agreement in their singular or plural forms have correlative meanings when used herein in their singular or plural forms, respectively. Unless otherwise expressly provided the words “include” “includes” and “including” do not limit the preceding words or terms and shall be deemed followed by the words “without limitation”.

14.	Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

15.
Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts, together shall constitute one, and the same, instrument. Each counterpart may consist of a member of copies hereof each signed by less than all, but together signed by all of the parties hereto.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Employee		PDI, Inc

/s/ Graham Miao	By:	/s/ Jennifer Leonard
Graham Miao	Name:	Jennifer Leonard
	Title:	SVP, Human Resources and IT
Dated: 10/14/14	Dated:	10/14/14

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